Exhibit (k)(1)(b)

StepStone Group Private Wealth LLC
128 S Tryon St., Suite 1600
Charlotte, NC 28202

Re: Amendment No. 2 to Administration Agreement for StepStone Private Infrastructure Fund

Date: February 19, 2026

Dear Sir or Madam:

As you know, we are party to an Administration Agreement dated as of May 24, 2023, as amended on April 1, 2025, with respect to StepStone Private Infrastructure Fund (the “Agreement”). Please be advised that, pursuant to the terms of the Agreement, we wish to amend the Agreement as of the date hereof to revise the fee schedule, which shall be effective as of April 1, 2026. The proposed amended Schedule A to the Agreement is attached hereto.

Regards,

STEPSTONE GROUP PRIVATE WEALTH LLC

By: /s/ Tim Smith

Name: Tim Smith
Title: CFO & COO

Accepted and Agreed to:

STEPSTONE PRIVATE INFRASTRUCTURE FUND

By: /s/ Dean Caruvana

Name: Dean Caruvana
Title: Secretary and CCO

StepStone Private Infrastructure Fund

Schedule A
Fees

Net Assets	Annual Rate
First $100 million	0.180%
Next $100 million	0.175%
Next $100 million	0.160%
Next $200 million	0.080%
Next $500 million	0.060%
Assets over $1 billion	0.060%